EXHIBIT 99.1

      Eagle Rock Energy Partners, L.P. Announces Resignation of
                       Executive Vice President


    HOUSTON--(BUSINESS WIRE)--Jan. 11, 2007--Eagle Rock Energy Partners, L.P. (Nasdaq:EROC) announced today that Joan A.W. Schnepp, who serves as the Company's Executive Vice President, Secretary and a member of the Board of Directors, has tendered her resignation, effective January 31, 2007, to pursue other career opportunities.

    Alex A. Bucher, Chairman, Chief Executive Officer and President of the General Partner, said, "Joan Schnepp's contributions to our rapid growth and success have been fundamental. As an original founder of Eagle Rock, her vision and perseverance have been a driving force behind Eagle Rock's success."

    "I am thankful to have been an integral part of creating and growing Eagle Rock," said Joan Schnepp. "As one of the partners in the general partner of Eagle Rock Energy Partners, I will continue to have a vested interest in the success of the organization. As such, I will be continuing on for a period of time on a consulting basis to ensure a smooth and orderly transition."

    Ms. Schnepp's responsibilities are being delegated to and assumed primarily by other members of the management team of the General
Partner.

    Eagle Rock Energy Partners is a growth oriented company engaged in the business of gathering, compressing, treating, processing, transporting and selling natural gas and fractionating and transporting natural gas liquids.

    CONTACT: Eagle Rock Energy Partners, L.P., Houston
             Investor Relations
             Alfredo Garcia, 832-327-8003
             or
             Allison Nelson, 832-327-8000